Exhibit 99.1

NEWS RELEASE

MURPHY OIL CORPORATION BOARD OF DIRECTORS
ELECTS NEW CORPORATE OFFICERS

HOUSTON, Texas, June 27, 2022 – Murphy Oil Corporation (NYSE: MUR) today announced that the Board of Directors has elected Paul D. Vaughan to serve as Vice President and Controller effective July 1, 2022. Mr. Vaughan succeeds Christopher D. Hulse, who is currently serving as Vice President and Controller and has notified the company of his decision to leave Murphy to pursue other opportunities. Mr. Hulse will relinquish his Controller position as of July 1, 2022, and remain in active service to assist in the transition through August 5, 2022.

Mr. Vaughan began his career in the finance department with Murphy in 1998, holding roles with increasing responsibility, culminating in his current position of Vice President and Controller, US, Central and South America for Murphy’s wholly owned subsidiary, Murphy Exploration & Production Company, since 2017. He holds a Bachelor of Science in Accounting from the University of Alabama and a Bachelor of Arts in History from Samford University. In his new role, Mr. Vaughan will also serve as Murphy’s principal accounting officer and report to Thomas J. (Tom) Mireles, incoming Executive Vice President and Chief Finance Officer.

The Board of Directors has also elected Leyster L. Jumawan to serve as Vice President, Corporate Planning and Treasurer. Beginning his Murphy career in 2013 as Senior Manager, Corporate Planning, Mr. Jumawan has held several roles in the Finance Department, including Assistant Treasurer and most recently Vice President, Corporate Planning and Finance. He holds a Bachelor of Business Administration in Finance from The University of Texas at Austin and a Master of Business Administration from the University of Houston.

In conjunction, John B. Gardner, who currently serves as Vice President, Marketing and Treasurer, will assume supply chain responsibilities and relinquish his role as Treasurer. His new title will be Vice President, Marketing and Supply Chain. Both Mr. Jumawan’s and Mr. Gardner’s new positions will be effective July 1, 2022, and they will report to Mr. Mireles.

“I would like to congratulate Paul, Leyster and John on their new roles. They all have long, successful track records within the finance team at Murphy and I am confident that will continue as they assume their new responsibilities. Supporting Tom as he transitions to his new role is a deep bench of experience across our finance team, and I look forward to continuing our strategy of Delever, Execute, Explore,” stated Roger W. Jenkins, President and Chief Executive Officer of Murphy Oil Corporation. “Lastly, I would like to thank Chris for his dedication to Murphy during his seven years of service and I wish him all the best.”

ABOUT MURPHY OIL CORPORATION

As an independent oil and natural gas exploration and production company, Murphy Oil Corporation believes in providing energy that empowers people by doing right always, staying with it and thinking beyond possible. Murphy challenges the norm, taps into its strong legacy and uses its foresight and financial discipline to deliver inspired energy solutions. Murphy sees a future where it is an industry leader who is positively impacting lives for the next 100 years and beyond. Additional information can be found on the company’s website at www.murphyoilcorp.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified through the inclusion of words such as “aim”, “anticipate”, “believe”, “drive”, “estimate”, “expect”, “expressed confidence”, “forecast”, “future”, “goal”, “guidance”, “intend”, “may”, “objective”, “outlook”, “plan”, “position”, “potential”, “project”, “seek”, “should”, “strategy”, “target”, “will” or variations of such words and other similar expressions. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement include, but are not limited to: macro conditions in the oil and gas industry, including supply/demand levels, actions taken by major oil exporters and the resulting impacts on commodity prices; increased volatility or deterioration in the success rate of our exploration programs or in our ability to maintain production rates and replace reserves; reduced customer demand for our products due to environmental, regulatory, technological or other reasons; adverse foreign exchange movements; political and regulatory instability in the markets where we do business; the impact on our operations or market of health pandemics such as COVID-19 and related government responses;

other natural hazards impacting our operations or markets; any other deterioration in our business, markets or prospects; any failure to obtain necessary regulatory approvals; any inability to service or refinance our outstanding debt or to access debt markets at acceptable prices; or adverse developments in the U.S. or global capital markets, credit markets or economies in general. For further discussion of factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement, see “Risk Factors” in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K that we file, available from the SEC’s website and from Murphy Oil Corporation’s website at http://ir.murphyoilcorp.com. Murphy Oil Corporation undertakes no duty to publicly update or revise any forward-looking statements.

Investor Contacts:

Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107

Megan Larson, megan_larson@murphyoilcorp.com, 281-675-9470

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